UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2010

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(d) Election of Directors.

On January 7, 2010, Oilsands Quest Inc. (the “Company”) announced the appointment of Paul D. Ching to the Company’s Board of Directors, effective immediately.  Mr. Ching will replace William Scott Thompson as Chair of the Reserves & Resources Committee of the Board of Directors, effective immediately.

Mr. Ching has had a 34 year career with the Shell Group of Companies / Royal Dutch Shell retiring in 2007 as the Vice President, Technical, Research & Development of Shell International E&P in The Netherlands.  Mr. Ching’s experience includes California Heavy Oil, Continental US, Enhanced Recovery, Thermal Reservoir Engineering, Middle East, FSU and Asia prior to heading the international research group in The Netherlands and his experience includes Canada’s heavy oil and oil sands reservoirs.  In the past two years, Mr. Ching has been active on the board and in an executive capacity with a number of companies in the exploration and production, oil and gas and the energy technology sectors.

As a non-employee director, Mr. Ching’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors.  In connection with his appointment to the Board of Directors, Mr. Ching has also been granted 150,000 stock options.  Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Ching and any other person pursuant to which he was appointed as a director.  Mr. Ching is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01.                      Other Events.

On January 7, 2010, the Company issued a press release announcing the appointment of Mr. Ching to the Company’s Board of Directors as described in Item 5.02(d) above.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d)                 Exhibits.

99.1                      Press Release issued January 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2010                                                                Oilsands Quest Inc.
                                                                          (Registrant)

            /s/ Garth Wong
            Name:  Garth Wong
            Title:    Chief Financial Officer